                                                                    Exhibit 11.1







                       COMPUTATION OF EARNINGS PER SHARE

                                              Six-Month Periods Ended                     Years Ended
                                                     June 30,                             December 31,
                                             --------------------------    -----------------------------------------
                                                1999            1998           1998           1997           1996
                                             -----------    -----------    -----------    -----------    -----------
                                                            (unaudited)
Net loss .................................   $ 8,537,470    $ 7,316,780    $17,916,955    $17,236,482    $29,174,256
                                             -----------    -----------    -----------    -----------    -----------
Plus preferred dividends:
     Series A ............................       354,627        354,627        709,254        709,254        709,254
     Series B ............................       473,292        473,292        946,584        946,584        946,584
     Series C ............................       900,000        900,000      1,800,000      1,800,000      1,800,000
     Series D ............................       269,744        269,744        539,487        404,615             --
     Series E ............................       773,752        613,752      1,307,505        235,000             --
     Series F ............................       626,644             --        313,322             --             --
                                             -----------    -----------    -----------    -----------    -----------
                                               3,398,059      2,611,415      5,616,152      4,095,453      3,455,838
                                             -----------    -----------    -----------    -----------    -----------
Net loss attributable to common
     stockholders ........................   $11,935,529    $ 9,928,195    $23,533,107    $21,331,935    $32,630,094
                                             ===========    ===========    ===========    ===========    ===========
Weighted average common shares
     outstanding ........................     25,030,043     17,678,713     19,774,357     14,699,920     13,741,020
                                             ===========    ===========    ===========    ===========    ===========
Basis and diluted net loss per share ....    $     (0.48)   $     (0.56)   $     (1.19)   $     (1.45)   $     (2.37)
                                             ===========    ===========    ===========    ===========    ===========

(1) Diluted net loss per share equals basic net loss per share for all periods reported since potential common shares are anti-dilutive.